Exhibit 5.1

DR. RAN HE

Tel: +1.647.792.7798

Fax: +1.647.560.6547

Email: rhe@thclawyers.com

200 Bay Street, South Tower, Suite 2910, Royal Bank Plaza

Toronto ON M5J2J1 Canada

Lorenzo Developments Inc

3459 Sheppard

Avenue East, Unit 218, Toronto, Ontario, M1T3K4

Canada

October 5, 2026

To whom it may concern:

Re:	Lorenzo Developments Inc.

We are acting as Canadian counsel to Lorenzo Developments Inc. (the “Company”), a company incorporated under the laws of Canada, with respect to the laws of Canada and are rendering this opinion in connection with the filing of a registration statement on Form F-1 (including all exhibits thereto and as amended from time to time, the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to (i) the offer and sale by the Company, on a self-underwritten, best-efforts basis, of up to 1,000,000 common shares of the Company, at an offering price of US$1.00 per share, with no minimum offering amount (the “Primary Offering Shares”), pursuant to the primary offering prospectus included in the Registration Statement, and (ii) the offer and resale by the selling shareholders identified in the resale prospectus included in the Registration Statement of an aggregate of 2,500,000 issued and outstanding common shares of the Company at a resale price of US$1.00 per share, consisting of 891,000 common shares held by FTCNOOB Holdings Limited and 1,609,000 common shares held by YUYUKPING LIMITED (collectively, the “Resale Shares”). The Primary Offering Shares and the Resale Shares are referred to collectively herein as the “Registered Shares.” This opinion letter is being delivered in connection with the Registration Statement, to which it appears as an exhibit.

October 5, 2026

For the purposes of rendering this opinion, we have examined the following documents:

(i)	a copy of the Certificate of Incorporation of the Company dated April 22, 2016;

(ii)	a copy of the Articles of Amendment of the Company effective as of November 13, 2019;

(iii)	a copy of the Business Registration Certificate of the Company;

(iv)	a copy of the Shareholders’ Register of the Company, evidencing the issuance and ownership of the Resale Shares;

(v)	copies of the minutes of the meetings of the Board of Directors of the Company dated April 22, 2016, November 13, 2019, July 1, 2021, September 14, 2022, October 15, 2022, February 1, 2023, July 1, 2023, September 1, 2024, November 1, 2024, January 1, 2025, February 28, 2025, March 4, 2025, March 24, 2025, April 15, 2025, and October 2, 2026; and

(vi)	a copy of the Registration Statement, including the primary offering prospectus and the resale prospectus contained therein, and all exhibits thereto.

For purposes of this opinion, we have assumed the genuineness of all signatures, the legal capacity at all relevant times of any individual signing such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies or facsimiles (including scanned copies provided by email), and the authenticity of the originals of such certified or photostatic copies or facsimiles and the truth and accuracy of all corporate records of the Company and certificates of officers provided to us by the Company.

Whenever our opinion refers to any of the Registered Shares of the Company, as being “fully paid and non-assessable”, such opinion indicates that the holder of such shares will not be liable to contribute any further amounts to the Company by virtue of its status as a holder of such shares, either in order to complete payment for the shares or to generally satisfy claims of creditors of the Company.

THC LAWYERS

TORONTO • VANCOUVER • NEW YORK • SILICON VALLEY

October 5, 2026

Our opinion is given to you as of the effective date of the Registration Statement as determined by the U.S. Securities and Exchange Commission (the “SEC”) and we disclaim any obligation to advise you of any change after such date in or affecting any matter set forth herein.

The opinion hereinafter expressed is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein and is based upon legislation in effect on the date hereof.

Based and relying upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

(i)	the issued and outstanding common shares of the Company are validly issued, fully paid and non-assessable as specified below;

Shareholders	Date of Issuance	Number of Common Shares
Sky Pivot Corp.	April 15, 2025	9,900,000.00
YUYUKPING LIMITED	April 15, 2025	3,636,000.00
DUO DUO KAI Holding Limited	April 15, 2025	891,000.00
WLWY Holdings Limited	April 15, 2025	891,000.00
FTCNOOB Holdings Limited	April 15, 2025	891,000.00
LJ Progressive Holdings Limited	April 15, 2025	891,000.00
Qian Mu Limited	April 15, 2025	540,000.00
Little woods Capital Limited	April 15, 2025	360,000.00

(ii)	the Primary Offering Shares being registered under the Registration Statement have been duly authorized and, when the Primary Offering Shares have been duly issued and delivered against payment therefor in accordance with the terms of the Registration Statement, the Primary Offering Shares will be validly issued, fully paid and non-assessable;

(iii)	the Resale Shares have been validly issued and are fully paid and non-assessable;

(iv)	the Company is duly incorporated and existing, and in good standing; and

(v)	the statements under the sections Enforceability of Civil Liabilities, Regulations, Description of Share Capital, and Taxation in the Registration Statement, to the extent that they constitute statements of Canadian law or Ontario law, are accurate in all material respects and that such statements constitute our opinion.

THC LAWYERS

TORONTO • VANCOUVER • NEW YORK • SILICON VALLEY

October 5, 2026

This opinion is rendered to you in connection with the filing of the Registration Statement with the SEC and may not be inferred for any other purpose without our prior written consent. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Registration Statement, the Primary Offering Shares or the Resale Shares.

We hereby consent to the reference to our firm’s name under the caption “Legal Matters” in each of the primary offering prospectus and the resale prospectus forming part of the Registration Statement and the filing of this opinion as Exhibit 5.1 to the Registration Statement. Despite such consent, we do not thereby admit that we are in the category of persons where consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

Yours truly,

/s/ Ran He
Dr. Ran He
THC Lawyers

THC LAWYERS

TORONTO • VANCOUVER • NEW YORK • SILICON VALLEY